                                                    ----------------------------
                                                           OMB APPROVAL

                                                    ----------------------------
                                                    ----------------------------
                                                    OMB NUMBER:  3235-0145
                                                    EXPIRES:   OCTOBER 31, 1997
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE...14.90

                                                    ----------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                               (AMENDMENT NO. 1)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       WATERHOUSE INVESTOR SERVICES, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $.01 per Share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   941547 10 1
                              --------------------
                                 (CUSIP NUMBER)

            Lawrence M. Waterhouse, Jr., Lawrence M. Waterhouse, III
                   Patrick R. Waterhouse, Kevin C. Waterhouse
                 Christine A. Waterhouse, Jennifer A. Waterhouse
                     c/o Waterhouse Investor Services, Inc.
                                 100 Wall Street
                            New York, New York 10005
                         Telephone Number (212) 806-3500

                                 with a copy to:

                              Roger A. Kimmel, Esq.
                                Latham & Watkins
                                885 Third Avenue
                               New York, NY 10022
                         Telephone Number (212) 906-1200
                    ----------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                October 15, 1996
                    ----------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*This amendment constitutes the final amendment to the Schedule 13D.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                           Page     of     pages

                                  SCHEDULE 13D

--------------------------------------------
CUSIP NO. 941547 10 1
          ----------------------------------
--------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lawrence M. Waterhouse, Jr.
----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                               (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not applicable
----------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]

----------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER

                                     -0-     (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
        NUMBER OF            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   -0-     (See Items 4 and 5)
         OWNED BY
          EACH            --------------------------------------------------------------------------------------------
        REPORTING           9        SOLE DISPOSITIVE POWER
         PERSON
          WITH                       -0-     (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
                            10       SHARED DISPOSITIVE POWER

                                     -0-     (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-            (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                   [X]


----------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          -0-%
----------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                           Page     of     pages

                                  SCHEDULE 13D

--------------------------------------------
CUSIP NO. 941547 10 1
          ----------------------------------
--------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lawrence M. Waterhouse, III
----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]

                                                                                                               (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
----------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]

----------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER

                                     -0-     (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
        NUMBER OF           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   None
        OWNED BY          --------------------------------------------------------------------------------------------
          EACH              9        SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                      -0-     (See Items 4 and 5)
          WITH            --------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                     None
----------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-            (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                   [X]


----------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          -0-%
----------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                           Page     of     pages

                                  SCHEDULE 13D

--------------------------------------------
CUSIP NO. 941547 10 1
          ----------------------------------
--------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Patrick R. Waterhouse
----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                               (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
----------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]

----------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER

                                     -0-            (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
        NUMBER OF           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   None
        OWNED BY          --------------------------------------------------------------------------------------------
          EACH              9        SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                      -0-            (See Items 4 and 5)
          WITH            --------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                     None
----------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-            (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                   [X]


----------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          -0-%
----------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                           Page     of     pages

                                  SCHEDULE 13D

--------------------------------------------
CUSIP NO. 941547 10 1
          ----------------------------------
--------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kevin C. Waterhouse
----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                               (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
----------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]

----------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER

                                     -0-            (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
        NUMBER OF           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   None
        OWNED BY          --------------------------------------------------------------------------------------------
          EACH              9        SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                      -0-            (See Items 4 and 5)
          WITH            --------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                     None
----------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-            (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                   [X]


----------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          -0-%
----------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                           Page     of     pages

                                  SCHEDULE 13D

--------------------------------------------
CUSIP NO. 941547 10 1
          ----------------------------------
--------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Christine A. Waterhouse
----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                               (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
----------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]

----------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER

                                     -0-     (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
        NUMBER OF           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   None
        OWNED BY          --------------------------------------------------------------------------------------------
          EACH              9        SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                      -0-     (See Items 4 and 5)
          WITH            --------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                     None
----------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-            (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                   [X]


----------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          -0-%
----------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                           Page     of     pages

                                  SCHEDULE 13D

--------------------------------------------
CUSIP NO. 941547 10 1
          ----------------------------------
--------------------------------------------

----------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jennifer A. Waterhouse
----------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                               (b) [ ]

----------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          Not Applicable
----------------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]

----------------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
----------------------------------------------------------------------------------------------------------------------
                            7        SOLE VOTING POWER

                                     -0-            (See Items 4 and 5)
                          --------------------------------------------------------------------------------------------
        NUMBER OF           8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   None
        OWNED BY          --------------------------------------------------------------------------------------------
          EACH              9        SOLE DISPOSITIVE POWER
        REPORTING
         PERSON                      -0-            (See Items 4 and 5)
          WITH            --------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                     None
----------------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-            (See Items 4 and 5)
----------------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                   [X]


----------------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          -0-%
----------------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
----------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                           Page     of     pages

               This Amendment No. 1 to the Schedule 13D of the Reporting Persons amends the Schedule 13D originally filed by the Reporting Persons on April 15, 1996 and constitutes the final amendment of such Schedule 13D.

ITEM 4. PURPOSE OF TRANSACTION

               The Reporting Persons entered into a Voting Agreement in connection with the execution and delivery of the Agreement and Plan of Merger dated April 9, 1996 (the "Merger Agreement") among the Company, The Toronto-Dominion Bank, a Canadian chartered bank ("TD Bank"), and TD/Oak, Inc., a newly formed Delaware corporation wholly owned by TD Bank ("Merger Sub"), pursuant to which the Company was merged with and into Merger Sub, with Merger Sub as the surviving corporation (the "Merger"), effective as of October 15, 1996 (the "Effective Time"). In connection with the Merger, TD Bank previously offered stockholders of the Company the opportunity to elect to receive shares of TD common stock ("TD Common Shares") or cash in exchange for their shares of Common Stock of the Company, subject to certain limitations described in the Merger Agreement, including proration. As a result of the Merger, each of the Reporting Persons have exchanged each share of Common Stock of the Company owned by them for 1.87046 TD Common Shares.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER

               As a result of the Merger, all of the outstanding shares of Common Stock of the Company are owned by TD Bank. The Reporting Persons no longer own any shares of Common Stock of the Company.

                                                           Page     of     pages

                                   Signatures

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    /s/ Lawrence M. Waterhouse, Jr.
                                    ____________________________________________
                                    Lawrence M. Waterhouse, Jr.

                                    Dated: October 22, 1996
                                           _____________________________________

                                                           Page     of     pages

                                   Signatures

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    /s/ Lawrence M. Waterhouse, III
                                    ____________________________________________
                                    Lawrence M. Waterhouse, III

                                    Dated: October 22, 1996
                                           _____________________________________

                                                           Page     of     pages

                                   Signatures

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    /s/ Patrick R. Waterhouse
                                    ____________________________________________
                                    Patrick R. Waterhouse

                                    Dated: October 22, 1996
                                           _____________________________________

                                                           Page     of     pages

                                   Signatures

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    /s/ Kevin C. Waterhouse
                                    ____________________________________________
                                    Kevin C. Waterhouse

                                    Dated: October 22, 1996
                                           _____________________________________

                                                           Page     of     pages

                                   Signatures

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    /s/ Christine A. Waterhouse
                                    ____________________________________________
                                    Christine A. Waterhouse

                                    Dated: October 22, 1996
                                           _____________________________________

                                                           Page     of     pages

                                   Signatures

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    /s/ Jennifer A. Waterhouse
                                    ____________________________________________
                                    Jennifer A. Waterhouse

                                    Dated: October 22, 1996
                                           _____________________________________